Exhibit 10.4

Synlogic, Inc.

200 Sidney Street, Suite 320

Cambridge, MA 02139

June 16, 2016

Todd E. Shegog

Dear Todd:

I am pleased to provide you with the terms and conditions of your employment by Synlogic, Inc. a Delaware corporation, Inc. (the “Company”).

1.    Position. Your position will be Chief Financial Officer (CFO), reporting to the Company’s Chief Executive Officer. In addition to performing duties and responsibilities associated with the position of CFO, from time to time the Company may assign you other duties and responsibilities consistent with such position.

2.    Start Date. It is expected that your employment will start on or about August 1, 2016 or such other later date as you and the Company may mutually agree, but no later than August 31, 2016 (the “Start Date”).

3.    Nature of Relationship; Status.

(a)    No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason upon written notice to the other party as set forth herein.

(b)    You will be expected to devote the necessary full time business time and energies to the business and affairs of the Company in order to perform your duties. Notwithstanding the foregoing, you may devote reasonable business time and efforts to not-for-profit services and civic activities that do not contravene your Related Agreements (defined below), so long as such time and efforts do not interfere with your obligations to the Company under this letter or the Related Agreements. You shall perform the foregoing services at the principal office of the Company, or at any other location mutually agreed upon by you and the Company.

4.    Compensation.

(a)    Base Salary. Your initial salary during will be at the rate of $28,750 per month, annualized at $345,000, which shall be prorated for any partial year, month or week.

(b)    Bonus Opportunity. You will have the opportunity to earn a bonus of up to twenty-seven and one half percent (27.5%) of your annual base salary per year, based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board of Directors (the “Board”), provided that to be eligible for any such bonus, you must be employed by the Company in good standing at the time such bonus is awarded. The bonus, if any, for fiscal 2016 shall be pro-rated from the Start Date.

(c)    Equity. Subject to approval by the Board of Directors of Synlogic, LLC (“LLC”), you will be issued Incentive Units (intended to be a “profits interest” within the meaning of IRS Revenue Procedures 93-27 and 2001-43) in an amount equaling 1.11% of LLC’s outstanding capital as of the Start Date, at a strike price determined by LLC’s Board of Directors in accordance with the Operating Agreement of LLC and vesting as to twenty-five percent (25%) of the Incentive Units on the first anniversary of the Start Date and as to the remainder at 2.0833% per month thereafter. If the LLC is converted or reorganized to a corporation in connection with an initial public offering and your Incentive Units are cancelled or exchanged for shares or stock options, the Company will do so in a manner that preserves and reflects the substantive economic rights of your Incentive Units (relative to other Units), and any such shares or options will afford you substantially the same economic interest, rights, benefits and obligations as were associated with your Incentive Units.

(d)    Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business, following submission of reasonably detailed receipts.

5.    Benefits.

(a)    Vacation. You will be eligible for four (4) weeks paid vacation on top of the standard Massachusetts vacation days. Vacation eligibility will accrue at a rate of five (5) days per fiscal quarter of service, and up to five (5) unused vacation days may be carried over from one year to the next year.

(b)    Benefits. You will be eligible to participate in the benefits provided by the Company to its employees. Where any particular benefit is governed by a formal plan document, your eligibility and coverage will be determined by such document, and the Company may change its benefit offerings from time to time in its discretion to meet its business needs. The Company retains the right to change, add or cease any particular benefit.

6.    Confidentiality, Inventions and Non-Competition. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to an Invention and Non-Disclosure Agreement substantially in the form of Attachment A-1 to this letter (the “Non-Disclosure Agreement”) and a Non-Competition and Non-Solicitation Agreement substantially in the form of Attachment A-2 to this letter (the “Non-Compete Agreement”, and together with the Non-Disclosure Agreement, the “Related Agreements”).

7.    Termination and Severance. Your employment may be terminated by you or the Company as follows:

(a)    the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation;

(b)    you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation; and

(c)    (i) the Company may terminate your employment other than for “Cause” upon at least thirty (30) days’ prior written notice to you and (ii) you may you terminate your employment voluntarily for “Good Reason” upon at least thirty (30) days’ prior written notice to the Company, whereupon, in each case subject to and conditioned upon your execution and delivery to the Company of a formal separation agreement (which will contain, among other obligations, your release of all claims against the Company and confidentiality/non-disparagement provisions), the Company will: (A) pay you salary continuation payments at your then Base Salary rate for a period of six (6) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”), and (B) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. In addition, within sixty (60) days following such resignation or termination, as applicable, the Company will pay you a lump-sum payment equal to the prorated portion of the target bonus for the fiscal year in which you are terminated (with such prorated portion determined by the number of days you were employed during such fiscal year). To the extent applicable, the Severance Payments, “COBRA” payments and lump-sum payment will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination, and once they commence, will include any unpaid amounts accrued from the date of your termination; provided, that, if such 60-day period spans two calendar years, then such payments in any event will commence, or if applicable, be paid in the second calendar year.

(d)    For purposes of this letter, “Cause” means (i) your conviction of a felony, your plea of guilty or “no contest” to a felony, or your confession of guilt to a felony, in each case whether or not in connection with the performance of your duties to the Company, (ii) any act or omission by you which constitutes willful misconduct or negligence that results in loss, damage or injury to the Company or its prospects, including, but not limited to (A) disloyalty, dishonesty or a breach of fiduciary duty to the Company or its shareholders, (B) theft, fraud, embezzlement or other illegal conduct, or (C) deliberate disregard of a rule or policy of the Company, (iii) your failure, refusal or unwillingness to perform, to the reasonable satisfaction of the Board determined in good faith, any duty or responsibility assigned to you in connection with the performance of your duties hereunder, which failure of performance continues for a period of more than two weeks after written notice thereof has been provided to you by the Board, such notice to set forth in reasonable detail the nature of such failure of performance, or (iv) the material breach by you of any of the provisions of this letter or the Related Agreements.

(e)    For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company.

(f)    In the event of your death or permanent disability (as defined below) while you are employed by the Company, your employment hereunder shall immediately and automatically terminate and the Company shall pay to you or your personal representative or designated beneficiary or, if no beneficiary has been designated by you, to your estate, any earned and unpaid base salary, pro-rated through the date of your death or permanent disability. For purposes of this letter, “permanent disability” shall mean your inability, due to physical or mental illness or disease, to perform the functions then performed by you for one hundred eighty (180) consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company and reasonably acceptable to you, that you will be unable to perform such functions within the reasonably foreseeable future; provided that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(g)    The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Code”), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 6(d), in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

8.    Change of Control.

(a)    In the event that, within the twelve (12) month period that immediately follows or the 30 day period immediately prior to a Change in Control (as defined below), your employment with the Company is terminated: (i) on account of your death or Permanent Disability, (ii) by the Company without Cause, or (iii) as a result of your resignation for Good Reason, then all of your then unvested Incentive Units (or outstanding unvested restricted stock and/or options to purchase shares of the Company’s Common Stock) shall accelerate and become fully vested. As used herein, “Change in Control” shall mean the (i) the sale of the Company or LLC by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company or

LLC, as determined by the Company’s Board of Directors in their sole discretion. For the avoidance of doubt, in no event shall a bona fide equity or debt financing of the Company, including a financing in which greater than 50% of the Company’s outstanding equity securities are acquired by a third-party, or a reorganization required to effect an initial public offering, be deemed a “Change in Control” for purposes of this letter.

(b)    In connection with a Change of Control, the Company agrees to give due consideration to obtaining such vote by disinterested shareholders (and/or members) as may be necessary such that Section 280G of the Code and the applicable IRS regulations thereunder, will not apply to any compensation, payment or distribution by the Company to you in connection with such Change of Control.

9.    General.

(a)    Entire Agreement. This letter, together with the Related Agreements, will constitute our entire agreement as to your employment by or consultancy for the Company and will supersede any prior agreements or understandings, whether in writing or oral.

(b)    Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, (iii) sent by registered mail, return receipt requested, postage prepaid (iv) sent by facsimile, electronic mail or electronic PDF transmission, in each case with confirmation retained. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, (iii) if sent by registered mail, on the fifth business day following the day such mailing is made or (iv) when confirmation is received, if sent by facsimile or electronic transmission.

(c)    Modifications and Amendments. The terms and provisions of this letter may be modified or amended only by written agreement executed by the parties hereto.

(d)    Waivers and Consents. The terms and provisions of this letter may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this letter, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e)    Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this letter without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f)    Benefit. All statements, representations, warranties, covenants and agreements in this letter will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this letter will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third party beneficiary of this letter.

(g)    Governing Law. This letter and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h)    Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this letter will be brought in the courts of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within The Commonwealth of Massachusetts). By execution and delivery of this letter, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(i)    WAIVER OF JURY TRIAL. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND YOU WAIVE ANY RIGHT TO A JURY TRIAL THEREOF.

(j)    Counterparts. This letter may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and each of the Related Agreements, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company; provided that the provisions of this offer of employment are contingent upon completion of a background check and receipt of appropriate documentation of your work status.

Sincerely,

SYNLOGIC, INC.

By:	/s/ Jose-Carlos Gutierrez-Ramos
Name:	Jose-Carlos Gutierrez-Ramos
Title:	Chief Executive Officer

Accepted and Approved:

/s/ Todd E. Shegog
Print Name: Todd E. Shegog

Date:	June 17, 2016